EXHIBIT 99

                             EXPLANATION OF RESPONSE


(1) The option is immediately exercisable as to 112.5 shares of Common Stock, and becomes exercisable as to the remaining 37.5 shares of Common Stock on January 1, 2005.

(2) Does not reflect a 554.9338-for-1 stock split to be effective immediately prior to the closing of the issuer's initial public offering.

(3) The option is immediately exercisable as to 26.25 shares of Common Stock, and becomes exercisable as to the remaining 8.75 shares of Common Stock on January 1, 2005.

(4) The option is immediately exercisable as to 25 shares of Common Stock, and the remainder becomes exercisable in two equal installments of 12.5 shares of Common Stock on February 8, 2005 and February 8, 2006, respectively.

(5) The option is immediately exercisable as to 8.75 shares of Common Stock, and the remainder becomes exercisable in three equal installments of 8.75 shares of Common Stock beginning on December 24, 2004.

(6) The option is immediately exercisable as to 8.75 shares of Common Stock, and the remainder becomes exercisable in three equal annual installments of
     8.75 shares of Common Stock beginning on January 1, 2005.